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CUSIP No.   739308 10 4                                       Page 1 of 39 Pages
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                                                    ----------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*

                                 Power-One, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   739308 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

          David A. Knight, c/o Stephens Group, Inc., 111 Center Street,
                      Little Rock, AR 72201, (501) 377-2000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                February 13, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                       Page 2 of 39 Pages
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Voting trust pursuant to agreement dated as of June 8, 1998
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                        7    Sole Voting Power
                             10,166,807
         NUMBER OF      --------------------------------------------------------
          SHARES        8    Shared Voting Power
       BENEFICIALLY          -0-
         OWNED BY       --------------------------------------------------------
           EACH         9    Sole Dispositive Power
         REPORTING           -0-
          PERSON        --------------------------------------------------------
           WITH         10   Shared Dispositive Power
                             -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          10,166,807
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [ ]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          12.7
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                       Page 3 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Stephens Group, Inc.
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [x]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                        7      Sole Voting Power
                               78,000
         NUMBER OF      --------------------------------------------------------
          SHARES        8      Shared Voting Power
       BENEFICIALLY            1,265,460
         OWNED BY       --------------------------------------------------------
           EACH         9      Sole Dispositive Power
         REPORTING             78,000
          PERSON        --------------------------------------------------------
           WITH         10     Shared Dispositive Power
                               7,058,986
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          7,136,986
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          8.9
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                       Page 4 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens Trust No. One
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                        7      Sole Voting Power
                               -0-
         NUMBER OF      --------------------------------------------------------
          SHARES        8      Shared Voting Power
       BENEFICIALLY            -0-
         OWNED BY       --------------------------------------------------------
           EACH         9      Sole Dispositive Power
         REPORTING             -0-
          PERSON        --------------------------------------------------------
           WITH         10     Shared Dispositive Power
                               137,524
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          137,524
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                       Page 5 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                        7      Sole Voting Power
                               200,000
         NUMBER OF      --------------------------------------------------------
          SHARES        8      Shared Voting Power
       BENEFICIALLY            -0-
         OWNED BY       --------------------------------------------------------
           EACH         9      Sole Dispositive Power
         REPORTING             200,000
          PERSON        --------------------------------------------------------
           WITH         10     Shared Dispositive Power
                               487,736
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          487,736
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.6
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                       Page 6 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren A. Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                        7      Sole Voting Power
                               147,982
         NUMBER OF      --------------------------------------------------------
          SHARES        8      Shared Voting Power
       BENEFICIALLY            364,624
         OWNED BY       --------------------------------------------------------
           EACH         9      Sole Dispositive Power
         REPORTING             147,982
          PERSON        --------------------------------------------------------
           WITH         10     Shared Dispositive Power
                               936,925
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          1,084,907
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.4
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                       Page 7 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bess C. Stephens Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                        7      Sole Voting Power
                               -0-
         NUMBER OF      --------------------------------------------------------
          SHARES        8      Shared Voting Power
       BENEFICIALLY            -0-
         OWNED BY       --------------------------------------------------------
           EACH         9      Sole Dispositive Power
         REPORTING             -0-
          PERSON        --------------------------------------------------------
           WITH         10     Shared Dispositive Power
                               150,212
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          150,212
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                       Page 8 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bess C. Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 33,700
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    716,525
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          716,525
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.9
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                       Page 9 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Vernon J. Giss
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    150,212
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          150,212
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 10 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren A. Stephens Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,166
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,166
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    110,473
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          112,639
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 11 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren & Harriet Stephens Children's Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,168
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,168
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    200,001
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          202,169
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 12 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jon E.M. Jacoby
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    251,835
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 499,624
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  251,835
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    2,247,619
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          2,499,454
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          3.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 13 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Harriet Calhoun Stephens Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,166
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,166
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    41,254
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          43,420
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 14 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Harriet C. Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,166
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,166
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    41,254
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          43,420
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 15 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Elizabeth Ann Stephens Campbell Revocable Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,100
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,100
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    483,286
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          485,386
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.6
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 16 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Elizabeth Stephens Campbell
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,100
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 2,100
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,100
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    1,015,899
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          1,020,099
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.3
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 17 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          W. R. Stephens, Jr. Revocable Trust
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,100
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,100
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    524,789
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          526,889
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 18 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Wilton R. Stephens, Jr.
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,100
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 35,800
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,100
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    1,091,102
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          1,095,302
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.4
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 19 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens Grandchildren's Trust AAAA
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 20 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Pamela Diane Stephens Trust One
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    2,100
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  2,100
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    530,513
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          532,613
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 21 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Pamela Diane Stephens
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 2,100
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    532,613
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          532,613
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 22 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren Miles Amerine Stephens Trust UID 9/10/86
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    90,000
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          90,000
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 23 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          John Calhoun Stephens Trust UID 12/01/87
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    90,000
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          90,000
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 24 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laura Whitaker Stephens Trust UID 12/28/90
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    90,000
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          90,000
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 25 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          J & J Partners
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 26 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jacoby Enterprises, Inc.
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    125,000
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  125,000
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    295,451
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          420,451
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.5
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 27 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Coral Two Corporation
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    283,544
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          283,544
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 28 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Douglas H. Martin
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    180,000
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  180,000
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    77,835
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          257,835
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 29 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Curtis F. Bradbury, Jr.
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    278,049
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          278,049
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 30 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bradbury Enterprises
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 31 of 39 Pages
--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Coral Partners
--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable
--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas
--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-
--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [x]
--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 32 of 39 Pages
--------------------------------------------------------------------------------

                  This Amendment No. 6 amends and supplements the Schedule 13D initially filed by the Reporting Persons on June 11, 1998. It is being filed to report an increase in beneficial ownership of the common stock of Power-One, Inc. ("Power-One") owned by Stephens Group, Inc. Except as set forth below, there are no changes in the Schedule 13D. Capitalized terms not otherwise defined herein shall have the same meanings as defined in the Schedule 13D.

ITEM 2. IDENTITY AND BACKGROUND

                  Item 2 is hereby amended and supplemented by adding thereto the following:

                  (c)(xii) In September 2002, the NASD accepted an offer of settlement in which Stephens Inc. consented to the entry of findings that in 2000 and 2001 it did not adequately comply with MSRB Rules G-12 and G-14 regarding the reporting of municipal securities trades to the National Securities Clearing Corporation. Stephens made changes to its systems and procedures to correct the problem and paid a $1,500 administrative penalty.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 is hereby amended by deleting the previous Item 5 and replacing it in its entirety with the following:

                  (a) The table below discloses the ownership of the common stock of Power-One by the Reporting Persons and their respective directors and executive officers.

                                                                               Percent of
                                                                  Number of    Outstanding
Name                                                                Shares        Shares        Voting Power     Investment Power
----                                                              ----------   -----------      ------------     -----------------
Voting Trust pursuant to the Voting Trust Agreement               10,166,807      12.7         Sole: 10,166,807         -0-
Stephens Group, Inc.                                               7,136,986       8.9           Sole: 78,000     Sole: 78,000
                                                                                              Shared: 1,265,460   Shared: 7,058,986
Jackson T. Stephens Trust No. One                                    137,524       0.2               -0-          Shared: 137,524
Bess C. Stephens Trust                                               150,212       0.2               -0-          Shared: 150,212
Warren A. Stephens Trust                                             112,639       0.1           Sole: 2,166      Sole: 2,166
                                                                                                                  Shared: 110,473
Warren & Harriet Stephens Children's Trust                           202,169       0.3           Sole: 2,168      Sole: 2,168
                                                                                                                  Shared: 200,001
Harriet Calhoun Stephens Trust                                        43,420       0.1           Sole: 2,166      Sole: 2,166
                                                                                                                  Shared: 41,254
Elizabeth Ann Stephens Campbell Revocable Trust                      485,386       0.6           Sole: 2,100      Sole: 2,100
                                                                                                                  Shared: 483,286
W. R. Stephens, Jr. Revocable Trust                                  526,889       0.7           Sole: 2,100      Sole: 2,100
                                                                                                                  Shared: 524,789
Jackson T. Stephens Grandchildren's Trust AAAA                           -0-       -0-               -0-                -0-
Pamela Diane Stephens Trust One                                      532,613       0.7           Sole: 2,100      Sole: 2,100
                                                                                                                  Shared: 530,513
Warren Miles Amerine Stephens Trust                                   90,000       0.1               -0-          Shared: 90,000
John Calhoun Stephens Trust                                           90,000       0.1               -0-          Shared: 90,000
Laura Whitaker Stephens Trust                                         90,000       0.1               -0-          Shared: 90,000
Jackson T. Stephens(1)                                               487,736       0.6          Sole: 200,000     Sole: 200,000
                                                                                                                  Shared: 487,736
Warren A. Stephens(2)                                              1,084,907       1.4          Sole: 147,982     Sole: 147,982
                                                                                               Shared: 364,624    Shared: 936,925
Bess C. Stephens(3)                                                  716,525       0.9          Shared: 35,800    Shared: 716,525
Vernon J. Giss(4)                                                    150,212       0.2               -0-          Shared: 150,212
Jon E.M. Jacoby(5)                                                 2,499,454       3.1          Sole: 251,835     Sole: 251,835
                                                                                                   Shared:        Shared: 2,247,619
                                                                                                   499,624
Harriet C. Stephens(6)                                                43,420       0.1           Sole: 2,166      Sole: 2,166
                                                                                                                  Shared: 41,254
Elizabeth Stephens Campbell(7)                                     1,020,099       1.3           Sole: 2,100      Sole: 2,100
                                                                                                Shared: 2,100     Shared: 1,015,899

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 33 of 39 Pages
--------------------------------------------------------------------------------

                                                                               Percent of
                                                                  Number of    Outstanding
Name                                                                Shares        Shares        Voting Power     Investment Power
----                                                              ----------   -----------      ------------     -----------------
Wilton R. Stephens, Jr.(8)                                         1,095,302       1.4          Sole : 2,100      Sole: 2,100
                                                                                                Shared: 35,800    Shared: 1,091,102
Pamela Diane Stephens(9)                                             532,613       0.7          Shared: 2,100     Shared: 532,613
J & J Partners                                                           -0-       0.0               -0-                -0-
Jacoby Enterprises, Inc.                                             420,451       0.5          Sole: 125,000     Sole: 125,000
                                                                                                                  Shared: 295,451
Coral Two Corporation                                                283,544       0.4               -0-          Shared: 283,544
Douglas H. Martin(10)                                                257,835       0.3          Sole: 180,000     Sole: 180,000
                                                                                                                  Shared: 77,835
Curtis F. Bradbury, Jr.                                              278,049       0.3               -0-          Shared: 278,049
Bradbury Enterprises                                                     -0-       0.0               -0-                -0-
I. Ernest Butler                                                         -0-       0.0               -0-                -0-
Coral Partners                                                           -0-       0.0               -0-                -0-
Craig D. Campbell                                                     35,000       0.0          Sole: 35,000      Sole: 35,000
William Walker                                                         2,500       0.0          Sole: 2,500       Sole: 2,500

                           (1) Includes 137,524 shares beneficially owned by
Jackson T. Stephens Trust No. One and 150,212 shares beneficially owned by Bess
C. Stephens Trust, of which Jackson T. Stephens is a trustee. Also includes 200,000 shares owned directly.

                           (2) Includes 137,524 shares beneficially owned by
Jackson T. Stephens Trust No. One, 112,639 shares beneficially owned by Warren
A. Stephens Trust, 90,000 shares beneficially owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, and 88,208 shares owned by each of Grandchild's Trust One UID 12/16/85 and Grandchild's Trust Two UID 12/16/85, and 188,208 shares owned by Grandchild's Trust Three UID 12/89. Mr. Stephens is a trustee for each of these trusts. Also includes 200,120 shares beneficially owned by Stephens Inc. Custodian for Warren A. Stephens IRA.

                           (3) Includes 150,212 shares beneficially owned by
Bess C. Stephens Trust, 532,613 shares beneficially owned by Pamela Diane Stephens Trust One and 33,700 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95. Ms. Stephens is a trustee for each of these trusts.

                           (4) Includes 150,212 shares beneficially owned by
Bess C. Stephens Trust, of which Vernon J. Giss is a trustee.

                           (5) Includes 88,208 shares owned by each of
Grandchild's Trust One UID 12/16/85 and Grandchild's Trust Two UID 12/16/85, and 188,208 shares owned by Grandchild's Trust Three UID 12/89, 202,169 shares beneficially owned by Warren & Harriet Stephens Children's Trust UID 9/30/87, 245,322 shares beneficially owned by each of Nicolas M. Stephens Trust AAAA, Caroline A. Stephens Trust AAAA and J.T. Stephens III Trust AAAA, and 45,000 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Jacoby is a trustee for each of these trusts. Also includes 420,451 shares beneficially owned by Jacoby Enterprises, Inc., 283,544 shares beneficially owned by Coral Two Corporation, 30,566 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh, and 158,715 shares beneficially owned by Mr. Jacoby. Also includes 120,000 shares which may be acquired upon the exercise of options. Also includes 48,408 shares owned by Etablissement Landeco Vaduz over which Mr. Jacoby has a power of attorney.

                           (6) Includes 43,420 shares beneficially owned by
Harriet Calhoun Stephens Trust, of which Harriet C. Stephens is a trustee. Excludes shares beneficially owned by Harriet Calhoun Stephens' husband, Warren
A. Stephens, listed in note (2) above.

                           (7) Includes 485,386 shares beneficially owned by
Elizabeth Ann Stephens Campbell Revocable Trust and 534,713 shares beneficially owned by Pamela Diane Stephens Trust One, of which Elizabeth Stephens Campbell is a trustee. Excludes shares beneficially owned by Ms. Campbell's husband, Craig D. Campbell.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 34 of 39 Pages
--------------------------------------------------------------------------------

                           (8) Includes 526,889 shares beneficially owned by W.
R. Stephens, Jr. Revocable Trust and 534,713 shares beneficially owned by Pamela Diane Stephens Trust One, of which Wilton R. Stephens, Jr. is a trustee. Also includes 33,700 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95, of which Wilton R. Stephens, Jr. is a trustee.

                           (9) Includes 534,713 shares beneficially owned by
Pamela Diane Stephens Trust One, of which Pamela Diane Stephens is a trustee.

                           (10) Includes 73,176 shares beneficially owned by
Stephens Inc. Custodian for Douglas H. Martin IRA and 64,659 shares beneficially owned by Mr. Martin. Also includes 120,000 shares which may be acquired upon the exercise of options.

                  (b) The table below discloses the beneficial ownership of common stock of Power-One by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3) of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

                                                                                          Percent of
                                                                                         Outstanding
Name                                                                 Number of Shares      Shares
----                                                                 ----------------    -----------
Stephens Inc.                                                            570,309             0.7
Grandchild's Trust One                                                    88,208             0.1
Grandchild's Trust Two                                                    88,208             0.1
Grandchild's Trust Three                                                 188,208             0.2
K. Rick Turner                                                             6,600             0.0
C. Ray Gash                                                               68,520             0.1
Robert L. Schulte                                                          7,430             0.0
William S. Walker                                                            500             0.0
Gordon D. Grender & Amanda F. Grender, JTWROS                            235,224             0.3
Susan Stephens Campbell 1995 Trust                                        45,000             0.1
Craig D. Campbell, Jr. 1995 Trust                                         45,000             0.1
Elizabeth Chisum Campbell 1995 Trust                                      45,000             0.1
W. R. Stephens, Jr. Children's Trust                                      33,700             0.0

                  (c) The Voting Trustee expressly disclaims beneficial ownership of any securities covered by this Schedule 13D.

                  (d) The acquisition or disposition of shares of Power-One common stock by certain of the Reporting Persons during the past sixty days is reported below. Unless otherwise noted all of such sales were effected in broker's transactions.

                           (i) On January 31, 2003 Jon E.M. Jacoby was issued
4,667 shares at $4.92 by Power-One pursuant to a director's deferred compensation plan.

                           (ii) On February 13, 2003, Stephens-DI/DT LLC
received 1,265,460 shares of Power-One common stock in exchange for 1,875,000 shares of di/dt, Inc. ("di/di") Series A Preferred Stock and 6,250,000 shares of di/dt Series B Preferred Stock in connection with the acquisition of di/dt by Power-One. On the effective date of the transaction, the closing price of Power-One common stock was $4.64. Stephens Group, Inc. is the sole managing member of Stephens-DI/DT LLC. Warren A. Stephens Trust, Harriet C. Stephens Trust, Warren & Harriet Stephens Children's Trust, Warren Miles Amerine Stephens Trust, John C. Stephens Trust, Laura Whitaker Stephens Trust, Pamela Diane Stephens Trust One, W.R. Stephens, Jr. Revocable Trust, Jacoby Enterprises, J&J Partners, Curtis F. Bradbury and Douglas H. Martin are also members of Stephens-DI/DT LLC.

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 35 of 39 Pages
--------------------------------------------------------------------------------

                           (iii) During the past 60 days Jackson T. Stephens
engaged in the following transactions in the common stock of Power-One. All purchases were effected in broker's transactions.

     Date             Trade             Number of Shares          Price
     ----             -----             ----------------          -----
     2/19/03          Purchase               55,000               4.9329
     2/19/03          Purchase               10,000               4.85
     2/24/03          Purchase               21,000               4.7425
     2/23/03          Purchase               14,000               4.59
     2/26/03          Gift                  100,000                   --

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 36 of 39 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 13, 2003
       --------------------------

                                     STEPHENS GROUP, INC.

                                     By: /s/ Warren A. Stephens
                                         ---------------------------------------
                                         Warren A. Stephens
                                         President

                                     JACKSON T. STEPHENS TRUST NO. ONE

                                     By: /s/ Warren A. Stephens
                                         ---------------------------------------
                                         Warren A. Stephens, Trustee

                                     BESS C. STEPHENS TRUST

                                     By: /s/ Bess C. Stephens
                                         ---------------------------------------
                                         Bess C. Stephens, Trustee

                                     WARREN A. STEPHENS TRUST

                                     By: /s/ Warren A. Stephens
                                         ---------------------------------------
                                         Warren A. Stephens, Trustee

                                     WARREN & HARRIET STEPHENS CHILDREN'S TRUST

                                     By: /s/ Jon E.M. Jacoby
                                         ---------------------------------------
                                         Jon E.M. Jacoby, Trustee

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CUSIP No.   739308 10 4                                      Page 37 of 39 Pages
--------------------------------------------------------------------------------

                                     HARRIET CALHOUN STEPHENS TRUST

                                     By: /s/ Harriet C. Stephens
                                         ---------------------------------------
                                         Harriet C. Stephens, Trustee

                                     ELIZABETH ANN STEPHENS CAMPBELL REVOCABLE
                                     TRUST

                                     By: /s/ Elizabeth Stephens Campbell
                                         ---------------------------------------
                                         Elizabeth Stephens Campbell, Trustee

                                     W. R. STEPHENS, JR. REVOCABLE TRUST

                                     By: /s/ W.R. Stephens, Jr.
                                         ---------------------------------------
                                         Wilton R. Stephens, Jr., Trustee

                                     JACKSON T. STEPHENS GRANDCHILDREN'S TRUST
                                     AAAA

                                     By: /s/ Jon E.M. Jacoby
                                         ---------------------------------------
                                         Jon E.M. Jacoby, Trustee

                                     PAMELA DIANE STEPHENS TRUST ONE

                                     By: /s/ Pam Stephens
                                         ---------------------------------------
                                         Pamela Diane Stephens, Trustee

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 38 of 39 Pages
--------------------------------------------------------------------------------

                                     WARREN MILES AMERINE STEPHENS TRUST

                                     By: /s/ Warren A. Stephens
                                         ---------------------------------------
                                         Warren A. Stephens, Trustee

                                     JOHN CALHOUN STEPHENS TRUST

                                     By: /s/ Warren A. Stephens
                                         ---------------------------------------
                                         Warren A. Stephens, Trustee

                                     LAURA WHITAKER STEPHENS TRUST

                                     By: /s/ Warren A. Stephens
                                         ---------------------------------------
                                         Warren A. Stephens, Trustee

                                     J&J PARTNERS

                                     By: /s/ Jon E.M. Jacoby
                                        ----------------------------------------
                                         Jon E.M. Jacoby, Managing Partner

                                     JACOBY ENTERPRISES, INC.

                                     By: /s/ Jon E.M. Jacoby
                                        ----------------------------------------
                                         Jon E.M. Jacoby, President

                                     CORAL TWO CORPORATION

                                     By: /s/ Jon E.M. Jacoby
                                        ----------------------------------------
                                         Jon E.M. Jacoby, President

                                     CORAL PARTNERS

                                     By: /s/ Warren A. Stephens
                                         ---------------------------------------
                                         Warren A. Stephens, Partner

--------------------------------------------------------------------------------
CUSIP No.   739308 10 4                                      Page 39 of 39 Pages
--------------------------------------------------------------------------------

                                     BRADBURY ENTERPRISES

                                     By: /s/ Curtis F. Bradbury, Jr.
                                         ---------------------------------------
                                         Curtis F. Bradbury, Jr., Partner

                                     /s/ Douglas H. Martin
                                     -------------------------------------------
                                     Douglas H. Martin

                                     /s/ Curtis F. Bradbury, Jr.
                                     -------------------------------------------
                                     Curtis F. Bradbury, Jr.

                                     /s/ Jackson T. Stephens
                                     -------------------------------------------
                                     Jackson T. Stephens

                                     /s/ Warren A. Stephens
                                     -------------------------------------------
                                     Warren A. Stephens

                                     /s/ Bess C. Stephens
                                     -------------------------------------------
                                     Bess C. Stephens

                                     /s/ Vernon J. Giss
                                     -------------------------------------------
                                     Vernon J. Giss

                                     /s/ Jon E.M. Jacoby
                                     -------------------------------------------
                                     Jon E.M. Jacoby

                                     /s/ Harriet C. Stephens
                                     -------------------------------------------
                                     Harriet C. Stephens

                                     /s/ Elizabeth Stephens Campbell
                                     -------------------------------------------
                                     Elizabeth Stephens Campbell

                                     /s/ Wilton R. Stephens, Jr.
                                     -------------------------------------------
                                     Wilton R. Stephens, Jr.

                                     /s/ Pamela Diane Stephens
                                     -------------------------------------------
                                     Pamela Diane Stephens

                                     /s/ James B. Sommers
                                     -------------------------------------------
                                     James Sommers, trustee pursuant to Voting
                                     Trust Agreement dated as of June 8, 1998